Exhibit 5 and 23.2

DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, New York 10017

September 15, 2005

Genta Incorporated
Two Connell Drive
Berkeley Heights, New Jersey 07922

Ladies and Gentlemen:

     Reference is made to a Registration Statement on Form S-8 (the “Registration Statement”) being filed by Genta Incorporated (the “Company”) under the Securities Act of 1933, as amended (the "Act"), relating to the authorization of the issuance of an additional 500,000 shares of common stock, par value $.001 per share (the “Common Stock”), under the Company’s 1998 Non-Employee Directors’ Stock Option Plan, as amended and restated.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

     Based on the foregoing, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Company’s 1998 Non-Employee Directors’ Stock Option Plan, as amended and restated, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Davis Polk & Wardwell